Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Weight Watchers International, Inc. of our report dated March 4, 2015, except for the effects of the corrections discussed in Note 3 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is May 13, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Weight Watchers International, Inc.’s Annual Report on Form 10-K/A for the year ended January 3, 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York
November 17, 2015